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                                                                   Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               EPIX MEDICAL, INC.

         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is EPIX MEDICAL, INC.

         2. The Certificate of Incorporation of the Corporation was filed on November 28, 1988 under the name Metacorp, Inc. A Certificate of Amendment to Certificate of Incorporation was filed on May 4, 1989 to change the name of the Corporation to Metasyn, Inc. A Certificate of Amendment to the Restated Certificate of Incorporation filed on May 29, 1996 was filed on November 13, 1996 to change the name of the Corporation to EPIX Medical, Inc. Thereafter, a Restated Certificate of Incorporation ("Restated Certificate") was filed on February 4, 1997. The said Restated Certificate is hereby amended by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu of said paragraph of Article Fourth the following new paragraph:

         "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue if Forty One Million (41,000,000), consisting of (i) Forty Million (40,000,000) shares of Common Stock, $0.01 par value per share (the "Common Stock"), (ii) One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share ("Preferred Stock")."

3. The amendment of the restated certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer on the 2nd day of May, 2000.

                                   EPIX MEDICAL, INC.


                                   /s/    Michael D. Webb
                                   Michael D. Webb
                                   Its President and Chief Executive Officer